Exhibit 99

IKON OFFICE SOLUTIONS APPOINTS FORMER IBM
PRINTING SYSTEMS GENERAL MANAGER TO BOARD

William E. McCracken Elected to Board of Directors

Valley Forge, Pennsylvania – July 31, 2003 – IKON Office Solutions (NYSE:IKN), the world’s largest independent distributor of document management products and services, announced today that William E. McCracken has been elected a member of the Company’s Board of Directors. The former general manager of IBM’s Printing Systems Division, Mr. McCracken was responsible for all IBM printing products, including hardware, software and services.

“Bill McCracken is a welcome addition to IKON’s Board of Directors, as he brings a clear understanding of our business and the market,” said Matthew J. Espe, Chairman and Chief Executive Officer, IKON Office Solutions. “With his solid management skills and operational experience within the industry, we are confident Bill will be a strong contributor to our Board.”

“Bill McCracken is a solid leader with great business experience, particularly within the areas of operations, marketing and customer support,” added Thomas R. Gibson, Lead Independent Director, IKON Office Solutions. “He will be an invaluable resource to IKON as a member of the Board.”

Mr. McCracken, age 60, spent over 35 years at International Business Machines Corporation (IBM) before retiring in 2001. Throughout his career at IBM, Mr. McCracken held a variety of leadership and management positions. He served as General Manager of Worldwide Marketing for IBM PC Company from 1994 to 1998. Prior to that, McCracken held numerous positions within IBM’s PC Division including President, IBM EMEA/Asia Pacific (1993-1994); General Manager for Europe, Middle East and Africa (1991-1993); as well as Vice President of Channel Management (1988-1990) for the PC Division. Mr. McCracken received a bachelor’s degree in physics and mathematics from Shippensburg University.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, Denmark and the Netherlands.

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